Exhibit 16.1

April 27, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements concerning our firm included under Item 4.01 of Form 8-K of Jishanye, Inc. dated April 25, 2016 and filed with the Securities and Exchange Commission on April 27, 2016, and are in agreement with those statements.

Very truly yours

 /s/ Crowe Horwath (HK) CPA Limited

Crowe Horwath (HK) CPA Limited
Hong Kong, China